Exhibit 99.1

                        Medical Staffing Network Holdings
           Announces Third Quarter 2004 Operating Results; Return to Profitability on Slight Revenue Increase - Continued Strong Cash Flow

    BOCA RATON, Fla.--(BUSINESS WIRE)--Nov. 3, 2004--Medical Staffing Network Holdings, Inc. (NYSE:MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today reported revenues of $106.2 million for the third quarter of 2004, an increase of 0.2% from second quarter 2004 revenues of $106.0 million and a decrease of 14.1% from third quarter 2003 revenues of $123.7 million. Income from continuing operations for the third quarter of 2004 was $0.3 million, or $0.01 per diluted share, compared with $1.1 million, or $0.04 per diluted share, for the third quarter of 2003. Cash flow from operating activities was $8.6 million for the third quarter of 2004 as compared with $17.5 million for the same period of the prior year.
    Commenting on the third quarter's results, Robert J. Adamson, chief executive officer, stated, "We are very pleased to have returned to profitability this quarter. With some of the country's large public healthcare companies reporting disappointing admissions coupled with a lingering aversion to the utilization of supplemental staffing, the healthcare staffing market continues to be soft. The reports of operating results for other national healthcare staffing companies affirm our belief that our market continues to contract. In spite of these difficult industry conditions, we have stabilized our revenues in recent quarters and this quarter reported our first sequential increase in revenues since early 2003. Our revenues and earnings include the negative impact from the four successive hurricanes that hit the Southeastern United States in recent months. Our results appear to be in contrast to other large per diem healthcare staffing companies who are not experiencing revenue stabilization or profit improvement. We attribute this accomplishment to our success in attaining a preferred provider relationship with many of our clients, which allows us to be the first vendor they call and the last vendor they cancel, coupled with our sophisticated operating platform."
    Kevin S. Little, president and chief operating officer, added, "We continue to capitalize on the growing trend toward vendor consolidation. Our partnered staffing solution programs continue to gain traction, and our sophisticated platform and national footprint uniquely position us to capture these opportunities. We were recently appointed as the vendor on premise for a large multi-facility healthcare system in the New England area. We were also recently appointed as the master service provider for certain facilities within the Providence Health System in the state of Washington. However, the sales cycle on these programs is quite lengthy, and the overall consolidation process moves at a slow pace. We intend to continue to be very aggressive in increasing our market share, and we are ideally positioned and prepared for an increase in demand when it occurs. Our focus on fiscal discipline is producing improved results, with a return to profitability, strong cash flow and stable margins."
    Gross profit was $23.0 million for the third quarter of 2004, a 13.2% decrease from third quarter of 2003 gross profit of $26.5 million, but an increase of 1.6% from second quarter of 2004 gross profit of $22.7 million. The year-over-year decrease is primarily due to the decline in revenues due to a decrease in the number of hours worked by professionals. The gross margin of 21.7% for the third quarter of 2004 remained consistent with the gross margins of 21.4% for the second quarter of 2004 and 21.5% for the third quarter of 2003.
    Selling, general and administrative expenses decreased to $16.1 million, or 15.2% of revenues, in the third quarter of 2004 compared with $18.7 million, or 15.2% of revenues, for the third quarter of 2003. The year-over-year decrease is primarily due to a reduction in bad debt expense and other cost saving measures. Corporate and administrative expenses increased to $3.8 million, or 3.6% of revenues, in the third quarter of 2004 compared with $3.1 million, or 2.5% of revenues, for the third quarter of 2003. The increase was primarily due to higher professional fees including those associated with Sarbanes-Oxley implementation.
    Revenues were $318.6 million for the nine months ended September 26, 2004, a 21.4% decrease from revenues of $405.2 million for the comparable prior year period. The loss from continuing operations for the nine months ended September 26, 2004, was $1.2 million, or $0.04 per share, compared with income from continuing operations of $7.1 million, or $0.24 per diluted share, for the comparable prior year period. Cash flow from operating activities was $24.9 million for the nine months ended September 26, 2004, compared with $25.7 million for the comparable prior year period.
    Gross profit was $67.9 million for the nine months ended September 26, 2004, a 25.1% decrease from gross profit of $90.6 million for the comparable prior year period. The decrease was primarily due to a decline in revenues due to a decrease in the number of hours worked by professionals and a lower average gross margin. Gross margin was 21.3% for the nine months ended September 26, 2004, as compared with 22.4% for the comparable prior year period. The year-over-year margin decrease was primarily due to higher compensation and other direct costs related to the Company's healthcare professionals.
    Selling, general and administrative expenses decreased to $50.4 million, or 15.8% of revenues, for the nine months ended September 26, 2004, compared with $61.6 million, or 15.2% of revenues, for the comparable prior year period. The decrease is primarily due to the closing of locations and other cost reduction programs implemented as a part of the restructuring initiative and the pretax restructuring charge of $0.8 million recorded in the second quarter of 2003. Corporate and administrative expenses increased to $11.4 million, or 3.6% of revenues, for the nine months ended September 26, 2004, compared with $8.5 million, or 2.1 % of revenues, for the comparable prior year period. The increase was primarily due to higher professional fees including those associated with Sarbanes-Oxley implementation and a charge recorded in the second quarter of 2004 associated with executive severance and search costs.

    Earnings Guidance

    As previously announced, the Company has adopted a policy not to provide forward-looking financial guidance since such estimates involve a high degree of uncertainty. Accordingly, the Company has made the decision to no longer provide forward-looking guidance with respect to the Company's anticipated quarterly financial results.

    Conference Call

    The Company's management will host a conference call and webcast to discuss the earnings release at 11:00 a.m. Eastern time on November 4, 2004. A live webcast, as well as a 30-day replay, of the conference call will be available online at the Company's website at www.msnhealth.com or at www.fulldisclosure.com.

    Company Summary

    Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

    This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following: our ability to maintain the recent stabilization in revenues and gross margins, our ability to increase revenues or market share, our ability to continue to generate significant amounts of cash flow from operations, our ability to attract and retain qualified nurses and other healthcare personnel, the overall level of demand for services provided by temporary nurses, our ability to enter into contracts with hospital and healthcare facility clients on terms attractive to us, the willingness of hospital and healthcare facility clients to utilize temporary healthcare staffing services, the general level of patient occupancy at our hospital and healthcare facility clients, the functioning of our information systems, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business including JHACO accreditation, our clients' ability to pay us for our services, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve and our ability to carry out our business strategy. Additional information concerning these and other important factors can be found within our filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Given these uncertainties, the forward-looking statements discussed in this press release might not occur.
-0-


                MEDICAL STAFFING NETWORK HOLDINGS, INC.
            Condensed Consolidated Statements of Operations
           (unaudited; in thousands, except per share data)

                               Three Months Ended   Nine Months Ended
                               -------------------  ------------------
                               Sept. 26, Sept. 28,  Sept. 26 Sept. 28,
                                 2004      2003       2004     2003
                               --------  ---------  -------  --------

Service revenues               $106,204  $123,686  $318,599  $405,154
Cost of services rendered        83,167    97,147   250,715   314,552
                               --------  --------  --------  --------
   Gross profit                  23,037    26,539    67,884    90,602
                               --------  --------  --------  --------

Operating expenses:
 Selling, general
  and administrative             16,115    18,733    50,409    61,604
 Corporate and
  administrative                  3,829     3,112    11,414     8,500
 Depreciation and
  amortization                    1,615     1,757     4,912     5,082
                               --------  --------  --------  --------
   Total operating expenses      21,559    23,602    66,735    75,186
                               --------  --------  --------  --------

Income from operations            1,478     2,937     1,149    15,416
Interest expense, net               780     1,147     2,751     3,549
                               --------  --------  --------  --------

Income (loss) from
 continuing operations
 before provision for
 (benefit from) income taxes        698     1,790    (1,602)   11,867
Provision for (benefit
 from) income taxes                 410       693      (354)    4,723
                               --------  --------  --------  --------

Income (loss) from
 continuing operations              288     1,097    (1,248)    7,144
Loss from discontinued
 operations, net of taxes          --        --        --        (506)
                               --------  --------  --------  --------

Net income (loss)                  $288    $1,097   $(1,248)   $6,638
                               ========  ========  ========= ========

Basic income (loss) from
 continuing operations            $0.01     $0.04    $(0.04)    $0.24
Discontinued operations,
 net of taxes                      --        --        --       (0.02)
                               --------  --------  --------  --------
Basic net income (loss)
 per share                        $0.01     $0.04    $(0.04)    $0.22
                               ========  ========  ========  ========

Diluted income (loss)
 from continuing operations       $0.01     $0.04    $(0.04)    $0.24
Discontinued operations,
 net of taxes                      --        --        --       (0.02)
                               --------  --------  --------  --------
Diluted net income (loss)
 per share                        $0.01     $0.04    $(0.04)    $0.22
                               ========  ========  ========  ========

Weighted average common
 shares outstanding:
  Basic                          30,231    30,199    30,227    30,184
  Diluted                        30,326    30,618    30,227    30,816

Operating Statistics:
Hours worked
By healthcare professionals       2,489     2,857     7,508     9,636
By discontinued operations         --        --        --           1
                               --------  --------  --------  --------
Total hours worked                2,489     2,857     7,508     9,637
                               ========  ========  ========  ========


                MEDICAL STAFFING NETWORK HOLDINGS, INC.
                 Condensed Consolidated Balance Sheets
                            (in thousands)

                                                   Sept. 26, Dec. 28,
                                                     2004      2003
                                                   --------  --------
                                                  (unaudited)

                                ASSETS

Current assets:
 Cash and cash equivalents                             $397      $825
 Accounts receivable, net                            60,850    68,602
 Other current assets                                11,607    13,785
                                                   --------  --------
   Total current assets                              72,854    83,212

Furniture and equipment, net                          8,966    11,377
Goodwill, net                                       125,052   125,028
Other assets, net                                     8,444     9,253
                                                   --------  --------
   Total assets                                    $215,316  $228,870
                                                   ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable and other current liabilities     $13,585    $8,138
 Accrued payroll and related liabilities              9,356     6,616
 Current portion of long-term debt                   12,000      --
                                                   --------  --------
   Total current liabilities                         34,941    14,754

Long-term debt, net of current portion               20,469    54,978
Deferred income taxes                                 9,492     7,115
Other long-term obligations                             310       736
                                                   --------  --------
   Total liabilities                                 65,212    77,583

Commitments and contingencies

Total stockholders' equity                          150,104   151,287
                                                   --------  --------

Total liabilities and stockholders' equity         $215,316  $228,870
                                                   ========  ========


    CONTACT: Medical Staffing Network Holdings, Inc., Boca Raton
             Robert J. Adamson, 561-322-1303